Exhibit 99.2
RESTRICTED STOCK AGREEMENT
UNDER THE NEUSTAR, INC. 2009 STOCK INCENTIVE PLAN
     This RESTRICTED STOCK AGREEMENT is entered into as of [               ] (the “Grant Date”), between NEUSTAR, INC. (the “Company”) and [               ] (“you”).
1. Restricted Stock Grant. Subject to the restrictions, terms and conditions of the Company’s 2009 Stock Incentive Plan (the “Plan”) and this Agreement, the Company hereby awards you [          ] shares of Common Stock. The shares are subject to certain restrictions as set forth in the Plan and this Agreement. Until vested, the shares are referred to herein as “Restricted Stock.”
2. The Plan. The Restricted Stock is subject to the terms of the Plan, including its provisions regarding amendment of Awards. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.
3. Restrictions on Transfer. You shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of (any such action, a “Transfer”) the Restricted Stock, except as set forth in the Plan or this Agreement. Any attempted Transfer in violation of the Plan or this Agreement shall be void and of no effect.
4. Vesting Schedule. Subject to Section 6, the Restricted Stock will become vested and cease to be Restricted Stock (but will remain subject to the terms of this Agreement and the Plan) as follows unless you experience a Termination before the applicable Vesting Date:

Vesting Date	Percentage Vested
[First Vesting Date]	25%
[Second Vesting Date]	25%
[Third Vesting Date]	25%
[Fourth Vesting Date]	25%
All vesting will occur only on the appropriate Vesting Dates, with no proportionate or partial vesting in the period prior to any such date. To the extent any percentage would include a fractional share, it shall be rounded down to the nearest whole share and the fractional shares accumulated for the final Vesting Date. When any Restricted Stock becomes vested, the Company (unless it is using book entry) will promptly issue and deliver to you a stock certificate registered in your name, subject to applicable federal, state and local tax withholding as set forth in Section 5 (unless it determines a delay is required under applicable law or rules). You will be permitted to Transfer shares of Restricted Stock following the expiration of the Restriction Period, but only to the extent permitted by applicable law.
5. Taxes. You will be liable for any and all taxes, including withholding taxes, arising out of this Award or the vesting of Restricted Stock hereunder, and the Company shall have the right to require, prior to the issuance or delivery of Common Stock, payment of any federal, state or local taxes required by law to be withheld. Upon vesting, you shall pay all required taxes to the Company, which payment may be made in cash or by reducing the number of shares of Common Stock otherwise deliverable under the Award, subject to the Company’s policies then in effect, unless the Company has established alternative procedures for such payment. Any fraction of a share of Common Stock required to satisfy such withholding shall be disregarded and the amount due paid instead in cash by you.
6. Forfeiture. Upon your Termination, all unvested Restricted Stock shall immediately be forfeited without compensation. Notwithstanding the foregoing, if a Change in Control occurs and a portion of your Restricted Stock remains unvested following the Change in Control, your Restricted Stock shall immediately vest in full if you experience a Termination (other than by the Company for Cause or by you without Good Reason (as defined below)) within two (2) years after the Change in Control.
For purposes of this Agreement, “Good Reason” shall mean, without your prior written consent, any of the following events or conditions and the failure of the surviving corporation, the successor corporation or its parent corporation, as applicable (the “Successor Corporation”) to cure such event or condition within thirty (30) days after receipt of written notice from you, provided that you serve notice of such event or condition and intended termination within sixty (60) days of its occurrence: (i) a reduction in your annual base salary, except pursuant to a policy generally applicable to employees at your level and above resulting in a reduction of 10% or less; (ii) the Successor Corporation’s failure to cover you under employee benefit plans, programs and practices that, in the aggregate, provide substantially comparable benefits (from an economic perspective) to you relative to the benefits and total costs under the material employee benefit plans, programs and practices in which you (and/or your family or dependents) are participating immediately preceding the Change in Control; (iii) the Successor Corporation’s requiring you to be based at any office location that is more than fifty (50) miles further from your office location immediately prior to a Change in Control, except for reasonable required travel for the Successor Corporation’s business that is not materially greater than such travel requirements prior to such Change in Control; or (iv) a material breach by the Successor Corporation of its obligations to you under the Plan.
7. Detrimental Activity. For purposes of this Award, Detrimental Activity shall have the meaning set forth in the Plan and additionally shall mean any of the activities set forth on Annex A. In the event that you engage in Detrimental Activity, the Committee may direct that all unvested Restricted Stock, together with any Restricted Stock which has vested but with respect to which Common Stock has not yet been issued and dividends declared but not yet paid to you, shall be immediately forfeited to the Company, and you shall pay to the Company an amount equal to the Fair Market Value at the time of vesting of any Restricted Stock previously delivered or issued to you, together with the value of any dividends previously paid to you prior to the vesting date in respect of the Restricted Stock.
8. Adjustments. In the case of any change in corporate structure as contemplated under Section 4.2(b) of the Plan, an equitable adjustment shall be deemed necessary and shall be made in accordance with such Section 4.2(b).
9. Retention of Certificates. Promptly after the Grant Date, the Company will recognize your ownership of the Restricted Stock through uncertificated book entry, another similar method, or issuance of stock certificates representing the Restricted Stock. Any stock certificates will be registered in your name, bear any legend that the Committee deems appropriate to reflect any restrictions on Transfer, and be held in custody by the Company or its designated agent until the Restricted Stock vests. If requested by the Company, you will deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Stock. If you receive a stock dividend on the Restricted Stock, the Restricted Stock shares are split, or you receive other shares, securities, monies, warrants, rights, options or property representing a dividend or distribution in respect of the Restricted Stock (other than regular cash dividends on and after the Grant Date), you will immediately deposit with the Company any such rights or property (including any certificates representing shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank), which shall be subject to the same restrictions as the Restricted Stock and be encompassed within the term “Restricted Stock” as used herein.
10. Rights with Regard to Restricted Stock. You will have the right to vote the Restricted Stock and to receive and retain all regular cash dividends payable to other shareholders of record on and after the Grant Date (although such dividends will be treated, to the extent required by applicable law, as additional compensation for tax purposes), and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock set forth in the Plan, except: (i) you will not be entitled to delivery of any unvested Restricted Stock, and the Company (or its designated agent) will retain custody of any such shares; (ii) no part of the Restricted Stock will bear interest or be segregated in separate accounts; and (iii) you may not Transfer any unvested Restricted Stock. Any shares of Common Stock or any other property (other than regular cash distributions) distributed as a dividend or otherwise with respect to the Restricted Stock shall be subject to the same restrictions as the Restricted Stock, including the vesting provisions set forth above.
11. Not an Employment Agreement. The issuance of this Award does not constitute an agreement by the Company to continue to employ you during the entire, or any portion of, the Restriction Period or otherwise.
12. Notice. Any notice or communication to the Company concerning the Restricted Stock must be in writing and delivered in person, or by U.S. mail, to the following address (or another address specified by the Company): NeuStar, Inc., Attn: General Counsel, 46000 Center Oak Plaza, Sterling, VA 20166.
You will not have any rights with respect to your Restricted Stock Award unless and until you deliver an executed copy of this Agreement to the Company within 60 days of the Grant Date.

NEUSTAR, INC.

By:

	Jeffrey E. Ganek	[_______________]

Annex A
Detrimental Activity
“Detrimental Activity” shall have the meaning set forth in the Plan and additionally shall mean any of the following:
(i) For the period commencing on your first day of employment with the Company and ending on the date which is 18 months following your termination of employment with the Company for any reason (such period hereinafter referred to as the “Restricted Period”), with respect to any state or country in which the Company is engaged in business during your employment term, you participate or engage, directly or indirectly, for yourself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business competitive with a business undertaken by the Company or by you at any time during your employment term.
(ii) During the Restricted Period, you engage in Solicitation, whether for your own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company). “Solicitation” means any of the following, or an attempt to do any of the following: (i) recruiting, soliciting or inducing any non-clerical employee or consultant of the Company (including, but not limited to, any independent sales representative or organization) to terminate his or her employment with, or otherwise cease or reduce his or her relationship with, the Company; (ii) hiring or assisting another person or entity to hire any non-clerical employee or consultant of the Company or any person who within 12 months before was such a person; or (iii) soliciting or inducing any person or entity (including any person who within the preceding 12 months was a customer or client of the Company) to terminate, suspend, reduce, or diminish in any way its relationship with or prospective relationship with the Company.
(iii) (a) You disclose to any person or entity or use, at any time, any information not in the public domain or generally known in the industry (except as may be required by law or legal process), in any form, acquired by you while employed by the Company or any predecessor to the Company’s business or, if acquired following the employment term, such information which, to your knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company (or to which the Company owes a duty of confidentiality), including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company; or (b) you fail to return to the Company the originals and all copies of any such information in any form, and copies and extracts thereof, provided to or acquired by you in connection with the performance of your duties for the Company (which are and shall remain the sole and exclusive property of the Company); or (c) you fail to return to the Company all files, correspondence and/or other communications received, maintained and/or originated by you during the course of your employment.
(iv) You issue or communicate, directly or indirectly, any public statement (or statement likely to become public) that disparages, denigrates, maligns or impugns the Company, its affiliates, or their respective officers, directors, employees, products or services, except truthful responses to legal process or governmental inquiry or by you in carrying out your duties while employed by the Company.